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                                                                   EXHIBIT 10.34

                             [INFORMAX LETTERHEAD]

INFORMAX

PRIVILEGED COMMUNICATION

Steve Lincoln
725 Sapphire Street
Redwood City, CA

October 18, 2000

Dear Steve:

We are very pleased that you have decided to join the InforMax team! This letter conveys our understanding with you concerning your employment with InforMax, Inc. (the "Company").

1. You will be employed as a Senior Vice President, Life Science Informatics reporting to the Chief Operating Officer. Your effective start date will be agreed to within 5 working days from the date of this letter.

2. We have discussed with you our corporate vision and strategic plan and have indicated that your initial efforts will be directed at building a business line which focuses on creating high value-added information using InforMax's proprietary software, publicly available data and making extensive use of third party collaborations. The critical elements we have agreed upon include the following technical/product elements: platform; aggregation of data; annotation of data, curation of data; analytic tools and query functionality. In addition we have identified the importance of third party data content providers and channeling to a coherent business strategy. We have identified the following problem areas to be addressed in the development of this business line which we together believe will increase the probability of success: the perception that content is "free stuff"; passing on of high development and production costs has produced high prices which are a barrier to success; management; and having access to distribution channels.

3. In addition to building this business line, you will be a member of the management team and will be expected to help guide our corporate vision and direction.

4. Your base salary shall be $200,000 per annum payable in 24 semi-monthly installments.


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        You will be eligible for an annual performance-based bonus of up to
        $100,000. We will determine the metrics for this bonus within 60 days of your start date and after you have provided us with a draft work plan.

5. You will be granted 165,000 incentive stock options under the Company's Equity Incentive Compensation Plan at an exercise price at the Fair Market Value as of your start date. 100,000 shall vest at a rate of 1/48th (2,083) per month commencing one month after your start date. 65,000 shall begin vesting after one year and will vest at 1,389 per month over the next three years.

6. You will receive the standard Company benefit plan, which includes health, dental, life, and disability insurance, a 401 K-retirement plan eligibility and a three-week paid vacation. In addition the Company will provide you with a $500 per month car allowance, a laptop computer and should you require it a computer for your home.

7. The Company will reimburse you for reasonable moving expenses and will reimburse you for temporary housing associated with your move here. If you should voluntarily leave the Company within 90 days of relocation, you will repay to the Company all relocation expenses for which you have been reimbursed.

8. All approved and appropriately documented expenses will be reimbursed promptly.

9. As a condition of employment, you will be required to sign the Company's confidentiality, non-competition, non-solicitation, non-hire agreements (attached). The non-competition portion of this agreement is directly linked to your severance pay provided that if you resign within the first six months of your employ or are terminated for cause then the non-compete extends for a period of one year from your termination date as described in that agreement.

10. You understand that you are an at-will employee and that you may be terminated, at any time, with or without cause. Should you be terminated without cause, you will receive severance equal to the number of months employed by InforMax up to a maximum of one year's base pay. If you should resign or be terminated for cause you shall receive all compensation due you through the termination date.

If the above correctly describes our understanding, please sign this letter and return to me.


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Welcome to the most energetic, committed bio-informatics Company in the world!

Sincerely,

/s/ James E. Bernstein

James E. Bernstein
EVP and Chief Operating Officer

This letter accurately reflects my understanding of the terms of my employment with InforMax.

Accepted and Acknowledged:



      /s/ Steve Lincoln
-------------------------------
Steve Lincoln
Date:        10-18-00
     --------------------------

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STEVE LINCOLN:                    CONFIDENTIAL INFORMATION, NON-COMPETITION,
                                  NON-SOLICITATION AND INVENTIONS AGREEMENT

This agreement (the "Agreement") is between INFORMAX, INC. (the "Company) and Steve Lincoln ("Employee") and the employment of Employee by the Company is conditioned upon the covenants and agreements contained herein. In consideration of the promises and the respective covenants and agreements of the parties contained herein, and of the continued employment of Employee by the Company, the parties hereto, intending to by legally bound, do hereby agree as follows:

1.      PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a) DEFINITION OF "CONFIDENTIAL INFORMATION." "Confidential Information" means all nonpublic information concerning or arising from the Company's business, including but not limited to, any and all trade secrets used, developed or acquired by the Company in connection with its business; information concerning the manner and details of the Company's operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company's business; the Company's business plans and strategies; the identities of the Company's customers and the specific individual customer representatives with whom the Company works; the details of the Company's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company's business; the details of the Company's relationship with such distributors, contractors and vendors; the nature of fees and charges made to the Company's customers; nonpublic forms, contracts and other documents used in the Company's business; the nature and content of computer software, object code, source code used in the Company's business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company's concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. Confidential Information specifically excludes any particular information that, as evidenced by written documentation: (i) is or becomes publicly known without violation of this Agreement; (ii) is already known to Employee or others in the Same Business (as hereinafter defined) without restriction as of the time of its disclosure; (iii) is independently developed by Employee without reference to the Confidential Information; or (iv) is any information which becomes known to the Employee through relationships with the organizations cited in Schedule A, and which information may be subject to other non-disclosure agreements to which the employee is or becomes obligated.


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(b)     EMPLOYEE'S USE OF CONFIDENTIAL INFORMATION. Except in connection with and in furtherance of Employee's work on the Company's behalf, Employee shall not, without the Company's prior consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

(c) ACKNOWLEDGMENTS. Employee acknowledges that during the term of this Agreement, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information may damage the Company business; that Confidential Information could be susceptible to immediate competitive application by a competitor of the Company, that the Company's business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of the Company's business.

(d) RECORDS CONTAINING CONFIDENTIAL INFORMATION. All documents or other records containing or reflecting Confidential Information ("Confidential Documents") prepared by or provided to Employee are and shall remain the Company's property. Except with the Company's prior written consent, Employee shall not copy or use any Confidential Document for any purpose not relating to Employee's work on the Company's behalf, or use, disclose or sell any Confidential Document to any party other than the Company. Upon the termination of this Agreement or upon the Company's request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee's possession or deliver to anyone else) all Confidential Documents and all other Confidential Information and property belonging to the Company. This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Company's President.

(e) THIRD-PARTIES' CONFIDENTIAL INFORMATION. Employee acknowledges that the Company has received, and in the future will receive from third parties, confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for proper purposes. Employee shall not use or disclose any such information except as permitted by the Company or the third party to whom the information belongs.

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(f)     EMPLOYEE'S FORMER EMPLOYERS' CONFIDENTIAL INFORMATION. Employee shall not, during Employee's employment with the Company, improperly use or disclose to the Company any proprietary information or trade secrets belonging to any former employer or any third party as to whom Employee owes a duty of nondisclosure.

2. NON-HIRE. Employee agrees that during the term of his employment and for a period of one (1) year after termination of Employee's employment with the Company:

(a)

(b) Employee shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been a consultant or employee of the Company as of the date Employee's employment is terminated or at any time during the one (1)-year period prior to such date, whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, consultant, servant agent, representative or otherwise.

3.      NON-COMPETITION: NON-SOLICITATION.

(a) Employee hereby agrees that during the term of his employment, Employee will not without written agreement of the Company, directly or indirectly, on Employee's behalf or in the service or on behalf of others, render or be retained to render services, whether as an officer, partner, trustee, consultant, or employee, to or for or on behalf of any business engaged in the Same Business (as hereinafter defined) as the Company, with the specific exception of any business listed in Schedule
        A. As used in this Agreement, the term "Same Business" means any business that offers bioinformatics technology products or services in which the primary application of such products or services is the organization, analysis and interpretation of genomic, proteomic or biomolecular data or that offers value-added information and databases in these areas.

(b) Employee hereby agrees that during the term of his employment, Employee will not without written agreement of the Company, directly, indirectly or in concert with any other person or entity, (whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, consultant, servant, agent, representative or otherwise), solicit, attempt to solicit, service or attempt to service, any entity or



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        individual who (i) is a customer of the Company at the time Employee's employment is terminated, (ii) was a customer of the Company during the one (1)-year period preceding the date Employee's employment is terminated, or (iii) is, at the time Employee's employment is terminated, a prospective customer of the Company. Employee's activities on behalf of any person or entity listed in Schedule A are hereby specifically exempted from this provision at all times.

(c) In the event that (i) Employee voluntarily terminates his employment with the Company within one hundred eighty (180) days of the commencement of his employment, or (ii) if the Employee's employment is terminated by the Company at any time for Cause (as hereinafter defined), then Employee hereby agrees that for a period of one (1) year following the date of either such termination Employee will not without written agreement of the Company, directly or indirectly, on Employee's behalf or in the service or on behalf of others, render or be retained to render services, whether as an officer, partner, trustee, consultant, or employee, to or for or on behalf of any business engaged in the Same Business as the Company, with the specific exception of any business listed in Schedule A. As used in this Agreement, the term "Cause" shall mean (i) theft, fraud, dishonesty or gross negligence in the conduct of the Company's business, (ii) continuing neglect of Employee's duties and responsibilities which has a material adverse effect on the business and operation of the Company, or (iii) conviction of a felony.

(d) In the event that (i) Employee voluntarily terminates his employment with the Company within one hundred eighty (180) days of the commencement of his employment, or (ii) if the Employee's employment is terminated by the Company at any time for Cause (as defined above), then Employee hereby agrees that for a period of one (1) year following the date of either such termination Employee will not without written agreement of the Company, directly, indirectly or in concert with any other person or entity, (whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, consultant, servant, agent, representative or otherwise), solicit, attempt to solicit, service or attempt to service, any entity or individual who (i) is a customer of the Company at the time Employee's employment is terminated, (ii) was a customer of the Company during the one (1)-year period preceding the date Employee's employment is terminated, or (iii) is, at the time Employee's employment is terminated, a prospective customer of the Company. Employee's activities on behalf of any person or entity listed in Schedule A are hereby specifically exempted from this provision at all times.



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(e)     In the event that (i) Employee voluntarily terminates his employment with the Company at any time after the initial one hundred eighty (180) days of his employment, or (ii) if the Employee's employment is terminated without Cause, then Employee hereby agrees that Employee will not, directly or indirectly, on Employee's behalf or in the service or on behalf of others, render or be retained to render services, whether as an officer, partner, trustee, consultant, or employee, to or for or on behalf of any business engaged in the Same Business as the Company, with the specific exception of any business listed in Schedule A, provided that Employee shall only refrain from such activities for that period of time in which the Company makes severance payments to Employee as is set forth in the terms of that certain offer letter-dated as of October __, 2000 or for a longer period if it so chooses up to one year.

(f) In the event that (i) Employee voluntarily terminates his employment with the Company at any time after the initial one hundred eighty (180) days of his employment, or (ii) if the Employee's employment is terminated without Cause, then Employee hereby agrees that Employee will not without written permission of the Company, directly, indirectly or in concert with any other person or entity, (whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, consultant, servant, agent, representative or otherwise), solicit, attempt to solicit, service or attempt to service, any entity or individual who (i) is a customer of the Company at the time Employee's employment is terminated,
        (ii) was a customer of the Company during the one (1)-year period preceding the date Employee's employment is terminated, or (iii) is, at the time Employee's employment is terminated, a prospective customer of the Company. Employee's activities on behalf of any person or entity listed in Schedule A are hereby specifically exempted from this provision at all times.

4.      INVENTIONS: ASSIGNMENT.

(a) DISCLOSURE. Upon the Company's request, Employee shall promptly disclose to the Company, in a manner specified by the Company in its sole discretion, all ideas, information, processes, trademarks and service marks, discoveries, and improvements to any of the foregoing, that Employee learns of, conceives or creates alone or with others (whether or not conceived, developed or created during regular working hours) that directly or indirectly arises from or relates to (i) work performed for the Company by Employee or any other Company employee; (ii) use of the Company's property or time; (iii) access to the Company's Confidential Information and/or Confidential Documents. Any ideas, information, processes, trademarks and service marks, discoveries, and improvements to any of the foregoing which Employee learns



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        of, conceives or creates with as part of any communication or relationship with any organization listed in Schedule A is specifically excluded from this requirement and such information, processes, trademarks and service marks, discoveries, and improvements may be the intellectual property of these other organizations.

(b) ASSIGNMENT. Employee shall assign to the Company, without further consideration, Employee's entire right to any concept, idea or invention described in the preceding subparagraph and in all Confidential Information and Confidential Documents, all of which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection under applicable law. Employee also acknowledges that all works provided by Employee (solely or jointly with other) within the scope of Employee's employment are "works made for hire" as that terra is defined in the United States Copyright Act (17 U.S.C. Section 101). To the extent that any such works, by operation of law, cannot be "works made for hire," Employee hereby irrevocably transfers and assigns to the Company all right, title, and interest in and to such works and to any related copyrights.

(c) ADDITIONAL INSTRUMENTS. Employee shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this Section 4.

5.      SURVIVAL.

        Employee's obligations of non-disclosure as set forth in Section 1 herein shall survive the termination of Employee's employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owned or claimed to be owned by the Company to Employee.

6.      REMEDIES.

        Employee acknowledges that upon a breach of any obligation under this Agreement, the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee therefore agrees that upon such breach of any obligation under this Agreement, the Company shall be entitled to obtain a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any provision of this Agreement. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek



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        damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or other remedies available under law.

7.      AT-WILL EMPLOYMENT.

        This Agreement shall not alter Employee's status as an at-will employee, or the right of the Company or Employee to terminate the employment relationship with or without cause, prior notice or other formality.

8.      OTHER AGREEMENTS: EXISTING RELATIONSHIPS.

(a) Before signing this Agreement, Employee may have executed other agreements relating to Employee's employment relationship with the Company. In the event of any direct conflict between any term of this Agreement and any term of any other agreement executed prior to the date of this Agreement, the terms of this Agreement shall control. However, in the event that Employee has, prior to the date of this Agreement, signed any other contract concerning Employee's employment relationship with the Company, any provision of any such agreement that is not in direct conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to its terms.

        The Company acknowledges that Employee has agreed to and is bound by various contractual agreements obligating concerning the confidentiality and ownership of information and intellectual property with organizations, listed in Schedule A. No provisions of paragraphs 1a, 1b, 1c, 1d, 3a, 3b, 3c, 3d, 3e, 3f, 4a, 4b, and 4c in this Agreement shall be construed to apply to the business activities, confidential information, or Intellectual property of organizations listed in Schedule A.

9.      MISCELLANEOUS.

(a) HEIRS AND ASSIGNS. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives, shall inure to the benefit of the Company, its successors or assigns, and shall be freely assignable by the Company, but not by Employee; This Agreement shall be binding upon the Company's successors and assigns;

(b) GOVERNING LAW. This Agreement and all other disputes or issues arising from or relating in any way to the Company's relationship with Employee, shall be governed by the laws of the State of Maryland, irrespective of the choice of law rules of any jurisdiction;



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(c)     SEVERABILITY. if any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that the Company be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information.

(d) DISPUTES. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Employee's employment with the Company, Shall be resolved by good faith negotiation by the parties hereto. Should the parties fail/ to resolve their differences within 30 days of the first written notice of either parties claim, then the matters in dispute shall be submitted to the American Arbitration Association (AAA) for arbitration in accordance with the rules of the AAA.

EXECUTED this     18th      day of      October      2000.
             --------------        -----------------
Sign:    /s/ Steve Lincoln
      ----------------------------------------------

Print name.  Steve Lincoln

Witness:    /s/ James E. Bernstein
         -------------------------------------------
Print Name:    James E. Bernstein
            ----------------------------------------

                                   SCHEDULE A

The following organizations are specifically excluded from the provisions of the Agreement as provided in paragraph 8(b). This list may me modified at any time by mutual agreement between Employee and the Company.

A) Any advisory body, publisher's editorial staff, or agency engaged in the review or discussion of grant applications, requests for proposals, submitted research papers, submitted abstracts, or non-public conference agendas. This includes but is not limited to the National Institutes of Health, the Cambridge Healthcare Institute, and various Scientific Journals.

B)      Net2Labs Inc. of California

C)      The National Cancer Institute




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D)      United Devices, Inc. of Texas

E)      The Institute for the Future of New York


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